                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                          CADENCE DESIGN SYSTEMS, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

         Definitive Proxy Material

     (3)  Filing Party:

         Registrant

     (4)  Date Filed:

                          CADENCE DESIGN SYSTEMS, INC.
                               2655 SEELY AVENUE
                           SAN JOSE, CALIFORNIA 95134

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 3, 1996

TO THE STOCKHOLDERS OF CADENCE DESIGN SYSTEMS, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of CADENCE DESIGN SYSTEMS, INC., a Delaware corporation (the "Company"), will be held on May 3, 1996, at 3:00 p.m. local time at 2655 Seely Avenue, San Jose, California 95134 for the following purposes:

     1. To elect directors to serve for the ensuing year and until their successors are elected.

     2. To approve the Company's 1995 Directors Stock Option Plan, as amended.

     3. To approve the Company's Chief Executive Officer Bonus Plan.

     4. To ratify the selection of Arthur Andersen LLP as independent auditors of the Company for its fiscal year ending December 28, 1996.

     5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on March 8, 1996, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          H. Raymond Bingham
                                          Secretary
San Jose, California
April 5, 1996

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                          CADENCE DESIGN SYSTEMS, INC.
                               2655 SEELY AVENUE
                           SAN JOSE, CALIFORNIA 95134

                                PROXY STATEMENT

                       FOR ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 3, 1996

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of Cadence Design Systems, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on May 3, 1996, at 3:00 p.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at 2655 Seely Avenue, San Jose, California 95134. The Company intends to mail this proxy statement and accompanying proxy card on or about April 5, 1996, to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

     The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company or, at the Company's request, Corporate Investor Communications, Inc. No additional compensation will be paid to directors, officers or other regular employees for such services, but Corporate Investor Communications, Inc. will be paid its customary fee, estimated to be about $5,500, if it renders solicitation services.

VOTING RIGHTS AND OUTSTANDING SHARES

     Only holders of record of Common Stock at the close of business on March 8, 1996 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 8, 1996, the Company had outstanding and entitled to vote 51,876,484 shares of Common Stock.

     Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

     On October 3, 1995, the Company declared a 3-for-2 stock split effected by means of a stock dividend. All share numbers contained herein give effect to such stock split.

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Abstentions and broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 2655 Seely Avenue, San Jose, California 95134, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

     Proposals of stockholders that are intended to be presented at the Company's 1997 Annual Meeting of Stockholders must be received by the Company not later than December 7, 1996 in order to be included in the proxy statement and proxy relating to that Annual Meeting.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     There are nine nominees for the nine Board positions presently authorized in the Company's By-laws, subject to confirmation by the Company. Each director to be elected will hold office until the next annual meeting of stockholders and until his or her successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a director of the Company, all of the directors having been elected by the stockholders.

     Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nine nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

     Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

NOMINEES

     The names of the nominees, and certain information about them (including their term of service), are set forth below:

                                                                                               DIRECTOR
NAME OF NOMINEE                           AGE             PRINCIPAL OCCUPATION                  SINCE
- ----------------------------------------  ---     -------------------------------------        --------
Carol Bartz.............................  47      Chairman and Chief Executive                  1994
                                                  Officer, Autodesk, Inc.
Joseph B. Costello......................  42      President and Chief Executive                 1987
                                                  Officer of the Company
Henry E. Johnston.......................  52      Private Investor                              1994
Dr. Leonard Y.W. Liu....................  54      Chairman, Chief Executive                     1989
                                                  Officer and President, Walker
                                                  Interactive Systems, Inc.
Donald L. Lucas.........................  66      Chairman of the Board of the                  1983
                                                  Company and Private Venture
                                                  Capital Investor

                                                                                               DIRECTOR
NAME OF NOMINEE                           AGE             PRINCIPAL OCCUPATION                  SINCE
- ----------------------------------------  ---     -------------------------------------        --------
Dr. Alberto Sangiovanni-Vincentelli.....  48      Professor of Electrical                       1992
                                                  Engineering and Computer
                                                  Sciences, University of California,
                                                  Berkeley
George M. Scalise.......................  61      Senior Vice President of Planning             1989
                                                  and Development and Chief
                                                  Administrative Officer, Apple
                                                  Computer Inc.
Dr. John B. Shoven......................  48      Dean of Humanities and Sciences,              1992
                                                  Stanford University
James E. Solomon........................  59      Senior Vice President and                     1983
                                                  Principal Technologist of the
                                                  Company

     Carol Bartz has served as a director of the Company since February 1994. Ms. Bartz has been the Chairman and Chief Executive Officer of Autodesk, Inc. since April 1992. From 1983 to April 1992, Ms. Bartz served in various positions with Sun Microsystems, Inc., most recently as Vice President of Worldwide Field Operations. Ms. Bartz is also a director of AirTouch Communications, Inc. and Network Appliance, Inc.

     Joseph B. Costello has served as President and a director of the Company since May 1988. In addition, Mr. Costello has served as Chief Executive Officer of the Company since June 1988. Previously he served as a director of SDA Systems, Inc. ("SDA"), from May 1987 to May 1988. From March 1986 to March 1987, he served as SDA's President and Chief Operating Officer.

     Henry E. Johnston has served as a director of the Company since July 1994. From 1983 to January 1994, Mr. Johnston was Corporate Vice President and from 1989 was also Division President of the Manufacturing and Distribution Business Unit of Electronic Data Systems Corporation. Since January 1994, Mr. Johnston has been a private individual investor.

     Dr. Leonard Y.W. Liu has served as a director of the Company since June 1989. Dr. Liu has served as the Chairman, President and Chief Executive Officer of Walker Interactive Systems, Inc. since June 1995. Dr. Liu also served as Chief Operating Officer of the Company from January 1993 until March 1995. Before joining the Company, Dr. Liu was Chairman and Chief Executive Officer of Acer America Corporation and President of Acer, Inc., personal computer suppliers, from 1989 until March 1992. From 1969 until April 1989, Dr. Liu held various technical and general management positions at IBM Corporation, including as Manager of its Santa Teresa Laboratory. Dr. Liu is also a director of Trident Microsystems.

     Donald L. Lucas has served as Chairman of the Board of the Company since May 1988. Prior to this, Mr. Lucas served as Chairman of the Board and director of SDA from its inception in July 1983 to March 1987. Mr. Lucas has been a private venture capital investor since 1960. He is a director of Amati Communications Corporation, formerly ICOT Corporation, Delphi Information Systems, Inc., Kahler Realty Corporation, Macromedia, Inc., Oracle Corporation, Quantum Health Resources, Inc., Racotek, Inc., Transcend Services, Inc., formerly Tri Care, Incorporated and Tricord Systems, Incorporated.

     Dr. Alberto Sangiovanni-Vincentelli has served as a director of the Company since December 1992. Dr. Sangiovanni-Vincentelli has been Professor of Electrical Engineering and Computer Sciences at the University of California at Berkeley since 1979.

     George M. Scalise has served as a director since June 1989. Mr. Scalise became Senior Vice President of Planning and Development and Chief Administrative Officer of Apple Computer Inc. in March 1996. Mr. Scalise served as Senior Vice President of Planning and Development and Chief Administrative Officer of National Semiconductor Corporation from August 1991 to March 1996. From July 1987 to January 1991, Mr. Scalise was President and Chief Executive Officer of Maxtor Corporation, a disk drive manufacturer. He is also a director of Tower Semiconductor, Ltd.

     Dr. John B. Shoven has served as a director of the Company since April 1992. Dr. Shoven has been Dean of Humanities and Sciences at Stanford University since September 1993. From 1979 to August 1993, he served as Professor of Economics at Stanford University. He also served as Director for the Center for Economics Policy Research at Stanford University from 1988 to 1993.

     James E. Solomon has served as a director of the Company since May 1988. Mr. Solomon has also served as Senior Vice President and Principal Technologist for the Company since February 1994. Prior to that, he served as Senior Vice President of the Company's Analog Division from February 1993 to February 1994 and as President of the Company's Analog Division from December 1988 to February 1993. Mr. Solomon also served as Co-Chairman of the Board of Directors of the Company from May 1988 until May 1989. As a founder of SDA, Mr. Solomon served as its Chief Executive Officer from its inception in July 1983 to May 1988, as its President from July 1983 to March 1987, and as its Chairman of the Board from March 1987 until its merger with ECAD, Inc. in May 1988. Mr. Solomon is a Director of Integrated Measurement Systems, Inc.

BOARD COMMITTEES AND MEETINGS

     During the fiscal year ended December 30, 1995 the Board of Directors held four meetings. The Board has an Audit Committee, a Compensation Committee, a Nominating Committee and a Venture Committee.

     The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements; reviews financial and auditing issues of the Company; recommends to the Board the independent auditors to be retained; receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls and makes recommendations to the Board. The Audit Committee is composed of two non-employee directors: Messrs. Lucas and Scalise. It met four times during such fiscal year.

     The Compensation Committee reviews and approves the general compensation plans of the Company, including the Company's stock option, stock purchase and bonus plans, as well as determining specific compensation matters for the Chief Executive Officer and all executive staff who report directly to the Chief Executive Officer, including salaries, bonuses, stock options and incentive compensation. The Compensation Committee also performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of two non-employee directors: Mr. Lucas and Dr. Shoven. It met two times during such fiscal year.

     The Nominating Committee interviews, evaluates, nominates and recommends individuals for membership on the Company's Board of Directors and nominates specific individuals to be elected as officers of the Company by the Board of Directors. No procedure has been established for the consideration of nominees recommended by stockholders. The Nominating Committee is composed of four directors: Messrs. Costello and Lucas and Drs. Liu and Sangiovanni-Vincentelli. It met once during such fiscal year.

     The Venture Committee advises the Board and acts on behalf of the Company in monitoring the Company's investment in Telos Venture Partners, L.P. (the "Venture Fund"). The Venture Committee is composed of four non-employee directors: Messrs. Lucas and Scalise and Drs. Liu and Shoven.

     During the fiscal year ended December 30, 1995, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served, held during the period for which he or she was a director or committee member, respectively.

                                   PROPOSAL 2

          APPROVAL OF THE 1995 DIRECTORS STOCK OPTION PLAN, AS AMENDED

     In October 1995, the Board of Directors adopted, subject to stockholder approval, the 1995 Directors Stock Option Plan (the "1995 Directors Plan") authorizing for issuance, subject to stockholder approval, 450,000 shares of Common Stock under the 1995 Directors Plan. In February 1996, the Board of Directors adopted certain amendments to the 1995 Directors Plan to adjust the size of certain annual option grants on a prospective basis. The Board adopted and then amended the 1995 Directors Plan in order to attract and retain the services of persons capable of serving on the Board of Directors of the Company.

     Stockholders are requested in this Proposal 2 to approve the adoption of the 1995 Directors Plan, as amended. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the amendments to the 1995 Directors Plan.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2

     The essential features of the 1995 Directors Plan are outlined below:

GENERAL

     The 1995 Directors Plan provides for non-discretionary grants of nonstatutory stock options. Options granted under the 1995 Directors Plan are not intended to qualify as incentive stock options, as defined under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

PURPOSE

     The purpose of the 1995 Directors Plan is to retain the services of persons now serving as Non-Employee Directors of the Company (as defined below), to attract and retain the services of persons capable of serving on the Board of Directors of the Company and to provide incentives for such persons to exert maximum efforts to promote the success of the Company.

ADMINISTRATION

     The 1995 Directors Plan is administered by the Board of Directors of the Company. The Board of Directors has the final power to construe and interpret the 1995 Directors Plan and options granted under it, and to establish, amend and revoke rules and regulations for its administration.

     The Board of Directors is authorized to delegate administration of the 1995 Directors Plan to a committee of not less than two members of the Board. The Board of Directors does not presently contemplate delegating administration of the 1995 Directors Plan to any committee of the Board of Directors.

ELIGIBILITY

     The 1995 Directors Plan provides that options may be granted only to Non-Employee Directors of the Company. A "Non-Employee Director" is defined in the 1995 Directors Plan as a director of the Company and its affiliates who is not otherwise an employee of the Company or any affiliate. Seven of the Company's nine current directors are eligible to participate in the 1995 Directors Plan.

TERMS OF OPTIONS

     Each option under the 1995 Directors Plan is subject to the following terms and conditions:

     Non-Discretionary Grants. Option grants under the 1995 Directors Plan are non-discretionary. Each person who is first elected to be a Non-Employee Director after October 3, 1995 is automatically granted an option to purchase the number of shares of Common Stock of the Company equal to 2,500 multiplied by the number of calendar quarters occurring between the date on which such person begins serving as a director of the Company and the first July 1 occurring after the date on which such person begins serving as a director of the Company. On July 1 of each year, commencing in 1996, each Non-Employee Director is automatically granted an option to purchase the following number of shares of the Common Stock of the Company: (a) 10,000 shares of Common Stock of the Company; (b) 5,000 shares of Common Stock of the Company, provided that on such date the Non-Employee Director is also serving as the chairman of one committee of the Board and is a member of at least one additional committee of the Board (but is not serving as the Chairman of the Board); and (c) 10,000 shares of Common Stock of the Company, provided that on such date the Non-Employee Director is also serving as the Chairman of the Board. On January 30 of each year, commencing in 1996, the Non-Employee Director who on that date is then serving as the Chairman of the Board and has completed 5 years of service as the Chairman of the Board is automatically granted a one-time option to purchase 45,000 shares of Common Stock of the Company.

     Each Non-Employee Director who is a member of the Venture Committee of the Board is, on the later of October 3, 1995 or the date of his or her initial selection to serve on the Venture Committee of the Board, automatically granted an option to purchase 15,000 shares of Common Stock of the Company. The Non-Employee Director who is serving as the Chairman of the Venture Committee of the Board is, on the later of October 3, 1995 or the date of his or her initial selection to serve as the Chairman of the Venture Committee of the Board, granted an additional option to purchase 15,000 shares of Common Stock of the Company.

     Non-Discretionary Grants Otherwise Subject to the Company's 1993 Directors Plan. If an option would otherwise be granted after October 3, 1995 under the terms of the Company's 1993 Directors Option Plan (the "1993 Directors Plan"), but cannot be granted in full because there are insufficient shares of the Common Stock of the Company under the 1993 Directors Plan, then an option is automatically granted on the same date to such Non-Employee Director on the terms and conditions set forth in the 1995 Directors Plan. The number of shares of the Common Stock of the Company which shall be subject to such an option shall be that number of shares which would otherwise have been subject to the option granted under the 1993 Directors Plan on the same date, but which could not be granted under the 1993 Directors Plan because that plan had insufficient uncommitted shares in its share reserve.

     Option Exercise. Options granted to a Non-Employee Director under the 1995 Directors Plan generally become exercisable in full on the first June 30 following the grant of such option; except, however, that an option granted to a Non-Employee Director for performing services as a member of (or Chairman of) the Venture Committee of the Board, or as the Chairman of the Board, and any option granted to a Non-Employee Director otherwise subject to the 1993 Directors Plan each becomes exercisable in installments over a period of 3 years from the date of grant (at the rate of 1/3 of the total number of shares subject to such option upon the first anniversary of the date of grant and subsequently at the rate of 1/36 of the total number of shares subject to the option each month thereafter). In all cases, vesting is conditioned upon continued service from the date of grant and during each vesting period by each Non-Employee Director in the same capacity which entitled him or her to the grant of such option.

     Exercise Price; Payment. The exercise price of options granted under the 1995 Directors Plan shall be equal to 100% of the fair market value of the Common Stock subject to such options on the date such option is granted. For this purpose, the fair market value of the Common Stock is the average of the closing price for the Common Stock for each of the last twenty trading days prior to the date of grant. The exercise price of options granted under the 1995 Directors Plan must be paid at the time of exercise in cash, in shares of Common Stock of the Company, by tender of a full recourse promissory note, from the proceeds of a "same day sale" program in which a Non-Employee Director is eligible to participate, or a combination of the methods.

     Transferability; Term. Under the 1995 Directors Plan, an option may not be transferred by the optionee, except by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order. No option granted under the Directors Plan is exercisable by any person after the expiration of 10 years from the date the option is granted.

     Other Provisions. The option agreement may contain such other terms, provisions and conditions not inconsistent with the 1995 Directors Plan as may be determined by the Board of Directors.

ADJUSTMENT PROVISIONS

     If there is any change in the stock subject to the 1995 Directors Plan or subject to any option granted under the 1995 Directors Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar transaction), the 1995 Directors Plan and options outstanding thereunder will be appropriately adjusted as to the class and the maximum number of shares subject to the 1995 Directors Plan and the class, number of shares and price per share of stock subject to outstanding options.

EFFECT OF CERTAIN CORPORATE EVENTS

     In the event of a specified type of merger or other corporate reorganization, to the extent permitted by law, the time during which outstanding options may be exercised shall be accelerated and the options terminated if not exercised prior to such event. The acceleration of an option in the event of an acquisition or similar corporate event may be viewed as an antitakeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

DURATION, AMENDMENT AND TERMINATION

     The Board of Directors may amend, suspend or terminate the 1995 Directors Plan at any time or from time to time; provided, however, that the Board may not amend the Directors Plan with respect to the amount, price or timing of grants more often than once every six months other than to comport with changes to the Code or ERISA. No amendment will be effective unless approved by the stockholders of the Company within twelve months before or after its adoption by the Board if the amendment would: (i) increase the number of shares reserved for options under the 1995 Directors Plan; (ii) modify the requirements as to eligibility for participation in the 1995 Directors Plan (to the extent such modification requires stockholder approval in order for the 1995 Directors Plan to comply with the requirements of Rule 16b-3); or (iii) modify the 1995 Directors Plan in any other way if such modification requires stockholder approval in order for the 1995 Directors Plan to meet the requirements of Rule 16b-3. Unless sooner terminated, the 1995 Directors Plan shall terminate on the date that all of the shares of the Company's Common Stock reserved for issuance under the 1995 Directors Plan have been issued.

CERTAIN FEDERAL INCOME TAX INFORMATION

     Stock options granted under the 1995 Directors Plan are subject to federal income tax treatment pursuant to rules governing options that are not incentive stock options.

     The following is only a summary of the effect of federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the 1995 Directors Plan, does not purport to be complete and does not discuss the income tax laws of any state or foreign country in which an optionee may reside.

     Options granted under the 1995 Directors Plan are nonstatutory options. There are no tax consequences to the optionee or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. Because the optionee is a director of the Company, under existing laws, the date of taxation (and the date of measurement of taxable ordinary income) may in some instances be deferred unless the optionee files an election under Section 83(b) of the Code. The filing of Section 83(b) election with respect to the exercise of an option may affect the time of taxation and the amount of income recognized at each such time. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of such option. Such gain or loss will be long or short-term depending on whether or not the stock was held for more than one year.

                               NEW PLAN BENEFITS

     The following table presents certain information with respect to options held under the 1995 Directors Plan by each Non-Employee Director and to all Non-Employee Directors as a group as of March 8, 1996:

                                                              1995 DIRECTORS STOCK OPTION PLAN
                                                              ---------------------------------
                                                                               NUMBER OF SHARES
                                                              DOLLAR VALUE        SUBJECT TO
                     NAME AND POSITION(1)                       ($) (2)        OPTIONS GRANTED
    ------------------------------------------------------    ------------     ----------------
    Donald L. Lucas.......................................      2,082,450            60,000
      Director
    John B. Shoven........................................        770,100            30,000
      Director
    Leonard Y.W. Liu......................................        385,050            15,000
      Director
    George M. Scalise.....................................        385,050            15,000
      Director
    All Non-Employee Directors as a Group.................      3,622,650           120,000

- ---------------
(1) The grants in the table are subject to stockholder approval of Proposal 2.

(2) Aggregate exercise price of options. Exercise price multiplied by the number of shares underlying the option(s).

                                   PROPOSAL 3

               APPROVAL OF THE CHIEF EXECUTIVE OFFICER BONUS PLAN

     In March 1996, the Compensation Committee adopted, subject to stockholder approval, a cash incentive bonus plan for the Company's Chief Executive Officer (the "CEO Bonus Plan"). The CEO Bonus Plan is intended to serve as the primary method for providing the Company's Chief Executive Officer with cash incentive compensation.

     The CEO Bonus Plan is being submitted to the stockholders for approval in order to allow the Company to take a federal income tax deduction for all cash payments under the CEO Bonus Plan without being limited by Section 162(m) of the Internal Revenue Code (the "Code"). Section 162(m) of the Code limits to one million dollars ($1,000,000) per year the amount of compensation paid to certain executive officers of publicly traded corporations, including a corporation's Chief Executive Officer, which the corporation may deduct. However, compensation which satisfies the requirements for "performance-based compensation" is not subject to this limit and therefore is generally deductible by a corporate employer in full. The Company's stockholders are being asked to approve the CEO Bonus Plan in order to allow the Company to treat payments under the CEO Bonus Plan as "performance-based compensation."

     Stockholders are requested in this Proposal 3 to approve the adoption of the CEO Bonus Plan. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the CEO Bonus Plan.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

     The material terms of the CEO Bonus Plan are outlined below:

ELIGIBILITY

     The Company's Chief Executive Officer is the only person who is permitted to participate in the CEO Bonus Plan.

ADMINISTRATION

     The CEO Bonus Plan is administered by the Compensation Committee of the Company's Board of Directors (the "Compensation Committee").

NATURE AND AMOUNT OF AWARD

     The CEO Bonus Plan provides for annual cash payments to the CEO. The amount of an annual payment varies with the degree to which the Company achieves its goal for Earnings Per Share ("EPS") for the fiscal year for which the payment is being made.

     If the Company meets the EPS goal for that year, then the Chief Executive Officer will be paid an amount equal to 100% of his target bonus. If the Company fails to meet its EPS goal, then the Chief Executive Officer will receive a smaller bonus, or no bonus at all. If the Company surpasses its EPS goal, then the Chief Executive Officer will receive a larger bonus. However, in no event shall the amount of an annual bonus exceed $2,000,000. In addition, if the Chief Executive Officer receives a bonus under the Company's Senior Executive Bonus Plan, the bonus under the CEO Bonus Plan will be reduced by the same amount. See "Summary Compensation Table" for amounts earned by the Chief Executive Officer under the Company's Senior Executive Bonus Plan (or comparable plan) for the fiscal years ended 1993, 1994 and 1995.

     The Chief Executive Officer's target bonus, EPS goal, and schedule of adjustment to the target bonus for EPS goal for a given fiscal year will be established by the Compensation Committee within the first ninety (90) days of that fiscal year. However, in the case of the election of a new Chief Executive Officer during a fiscal year, these provisions will be established by the Compensation Committee before the first 25% of the remainder of that fiscal year has passed.

     The Company's EPS performance will be based on the audited financial statements and shall be determined by applying generally accepted accounting principles ("GAAP") and excluding the impact of any unusual or non-recurring items.

TIMING OF PAYMENT

     Any annual payment under the CEO Bonus Plan will be made only after the Compensation Committee has certified both the Company's EPS performance and the amount of the bonus to be paid. In addition, the Chief Executive Officer must remain employed by the Company until the time the bonus is actually paid, except in the event of the Chief Executive Officer's death or disability.

AMENDMENT AND TERMINATION

     The Compensation Committee may terminate the Plan at any time, for any or no reason, and may also amend the Plan in order to reduce the amount of the CEO's bonus payment at any time, for any or no reason.

                                   PROPOSAL 4

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 28, 1996 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Arthur Andersen LLP has audited the Company's financial statements since 1983. Representatives from Arthur Andersen LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of Arthur Andersen LLP as the Company's independent auditors is not required by the Company's By-laws or otherwise. However, the Board is submitting the selection of Arthur Andersen LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Arthur Andersen LLP.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 4.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Company's Common Stock as of March 8, 1996 by: (i) each nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and
(iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                                            BENEFICIAL
                                                                         OWNERSHIP(1)(2)
                                                                     ------------------------
                                                                     NUMBER OF     PERCENT OF
                          BENEFICIAL OWNER                            SHARES         TOTAL
    -------------------------------------------------------------    ---------     ----------
    Massachusetts Financial Services(3)..........................    6,050,439        11.7%
      500 Boylston Street
      Boston, MA 02116
    Joseph B. Costello(4)........................................    1,719,688         3.2
    H. Raymond Bingham(4)........................................      312,125           *
    James E. Solomon(4)..........................................      211,293           *
    Leonard Y.W. Liu(4)..........................................      212,767           *
    M. Robert Leach(4)...........................................      213,203           *
    John Olsen(4)................................................      127,409           *
    Donald L. Lucas(4)(5)........................................       67,110           *
    Alberto Sangiovanni-Vincentelli(4)...........................       94,285           *
    John B. Shoven(4)............................................       30,623           *
    Henry E. Johnston(4).........................................       44,282           *
    George M. Scalise(4).........................................       22,500           *
    Carol Bartz(4)...............................................       21,666           *
    All executive officers and directors as a group (15
      persons)(4)................................................    3,127,241         5.4

- ---------------
 *  Less than 1%

(1) On October 3, 1995, the Company declared a 3-for-2 stock split effected by means of a stock dividend. All share numbers contained herein give effect to such stock split.

(2) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 51,876,484 shares outstanding on March 8, 1996, adjusted as required by rules promulgated by the SEC.

(3) The Company has received an amended Schedule 13G dated February 12, 1996, indicating that Massachusetts Financial Services holds 6,050,439 shares for which it has sole investment power and 5,793,939 shares for which it has sole voting power.

(4) Includes shares which certain executive officers and directors of the Company have the right to acquire within 60 days after the date of this table pursuant to outstanding options as follows: Joseph B. Costello, 1,329,688 shares; H. Raymond Bingham, 303,125 shares; James E. Solomon, 78,350 shares; Leonard Y. W. Liu, 202,492 shares; M. Robert Leach, 212,500 shares; John Olsen, 125,781 shares; Donald L. Lucas, 30,000 shares; Alberto Sangiovanni-Vincentelli, 83,632 shares; John B. Shoven, 30,623 shares; Henry
    E. Johnston, 40,832 shares; George M. Scalise, 22,500 shares; Carol Bartz, 21,666 shares and all executive officers and directors as a group, 2,523,718 shares.

(5) Includes 37,110 shares held under a trust agreement for the benefit of Mr. Lucas and his wife.

COMPLIANCE WITH THE REPORTING REQUIREMENTS OF SECTION 16(A)

     Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 30, 1995, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with; except that one report, covering one transaction, was filed late by Mr. Mark Garrett.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

     Each non-employee director of the Company receives an annual retainer of $27,000, a per meeting fee of $2,000 and $1,000 for each committee meeting attended by committee members, if held on a date other than the date of a Board of Directors meeting. Mr. Lucas is not paid for his attendance at meetings of the Board, but, is paid annual retainers of $100,000 and $50,000, respectively, for his service as Chairman of the Board and a member of the Venture Committee, respectively. Dr. Shoven is not paid for his attendance at meetings of the Board, but, is paid annual retainers of $40,000 and $25,000, respectively, for his service as Chairman of the Compensation Committee and a member of the Venture Committee, respectively. During the fiscal year ended December 30, 1995, the total compensation paid to non-employee directors was $329,400. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy. Directors who are executive officers of the Company do not receive additional compensation for their service on the Board.

     Each Non-Employee Director of the Company also receives stock option grants under the 1993 Directors Plan or its predecessor plan and subject to approval as requested in Proposal 2, under the 1995 Directors Plan (collectively, the "Directors Stock Option Plans"). Only Non-Employee Directors of the Company or an affiliate of such directors (as defined in the Code) are eligible to receive options under the Directors Stock Option Plans. Options granted under the Directors Stock Option Plans are intended by the Company not to qualify as incentive stock options under the Code. Options granted under the Directors Stock Option Plans are non-discretionary.

     Under the 1993 Directors Plan, each Non-Employee Director of the Company is eligible to receive options to purchase a maximum of 75,000 shares of the Company's Common Stock, while the Chairman of the Board of Directors is eligible to receive options to purchase an additional 75,000 shares for a maximum of 150,000 shares. Non-Employee Directors are initially granted options to purchase 30,000 shares upon appointment to the Board of Directors and are eligible to receive a second grant of 22,500 options at such time as the options originally granted have vested and a third grant of 22,500 options at such time as the aggregate 52,500 of previously granted options have vested. In the event that any future director becomes Chairman of the Board of Directors, such additional options will be granted on the date of such appointment. The options granted under the 1993 Directors Plan vest over four years, becoming exercisable as to one-third of the shares on the anniversary of the date of grant and as to 1/36th of the remaining shares each month thereafter. As of March 8, 1996, 14,444 options had been exercised under the 1993 Directors Plan. Upon stockholder approval of the 1995 Directors Plan, as requested in Proposal 2, the 1993 Directors Plan will automatically terminate.

     In October 1995, the Board adopted the 1995 Directors Plan (see Proposal 2) to provide for the automatic grant of options to purchase shares of Common Stock to Non-Employee Directors of the Company.

     The Company has consulting agreements with Mr. Johnston and Drs. Liu and Sangiovanni-Vincentelli.

     During the fiscal year ended December 30, 1995, pursuant to such consulting agreements, Mr. Johnston and Drs. Liu and Sangiovanni-Vincentelli received cash compensation of $110,000, $10,000, and $97,500, respectively.

COMPENSATION OF EXECUTIVE OFFICERS

                            SUMMARY OF COMPENSATION

     The following table shows for the fiscal years ended 1993, 1994 and 1995, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and its other four most highly compensated executive officers at December 30, 1995 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                        LONG TERM
                                                                       COMPENSATION
                                                                    ------------------
                                                                          AWARDS
                                           ANNUAL COMPENSATION      ------------------
                                         -----------------------        SECURITIES         ALL OTHER
  NAME AND PRINCIPAL POSITION     YEAR   SALARY(1)($)    BONUS($)   UNDERLYING OPTIONS  COMPENSATION($)
- --------------------------------  -----  ------------    -------    ------------------  ---------------
Joseph B. Costello..............   1995     550,000      803,500                --            5,115(2)(3)
  President and Chief              1994     550,000      601,438                --               --
  Executive Officer                1993     550,000      112,500         1,125,000(6)            --
H. Raymond Bingham..............   1995     300,000      359,000                --            4,154
  Executive Vice President &       1994     300,000      269,875                --            4,154(2)(3)
  Chief Financial Officer          1993     165,111(5)   110,000           450,000(6)       115,207(4)
M. Robert Leach.................   1995     300,000      271,069                --            5,308(2)(3)
  Senior Vice President            1994     300,000      205,875                --            4,077(4)
  Spectrum Services                1993     164,772(5)    82,350           300,000(6)        57,023(4)
John Olsen......................   1995     260,000      393,900                --            4,000(2)(3)
  Senior Vice President            1994     121,083(7)         0           262,500(6)            --
  Field Operations                 1993          --           --                --               --
James E. Solomon................   1995     225,000      181,750                --            3,000(2)
  Senior Vice President &          1994     225,000      138,400                --               --
  Principal Technologist           1993     225,000       25,000           120,000(6)            --

- ---------------
(1) Includes amounts deferred pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended.

(2) Includes Company matching contribution to 401(k) savings plan of $3,000 per Named Executive Officer.

(3) Includes value of accrued but unused vacation converted into cash and donated by executive to charity. $2,115 for Mr. Costello, $1,154 for Mr. Bingham, $2,308 for Mr. Leach and $1,000 for Mr. Olsen.

(4) Represents reimbursement of relocation and moving expenses.

(5) Represents a partial year salary for 1993 (employment commenced in May 1993 for Mr. Bingham and in June 1993 for Mr. Leach).

(6) Includes original option grants of 375,000 shares to Mr. Costello, 450,000 shares to Mr. Bingham, 300,000 shares to Mr. Leach, 262,500 shares to Mr. Olsen, and 52,500 shares to Mr. Solomon. The remaining options for Mr. Costello and Mr. Solomon were granted prior to January 1993 and were repriced in 1993.

(7) Employment commenced in May 1994.

1996 DEFERRED COMPENSATION VENTURE INVESTMENT PLAN AND TRUST

     In December 1995, the Company established the Cadence Design Systems, Inc. 1996 Deferred Compensation Venture Investment Plan (the "Plan"), which is an unfunded plan designed for the purpose of providing deferred compensation for a select group of its management and highly compensated executives. In general, eligibility to participate in the Plan is limited to employees of the Company who (a) have eligible annual compensation of at least $150,000, (b) are classified as officers, vice-presidents, directors, or an equivalent title, and
(c) have been selected by the Company's Compensation Committee to participate in the Plan. As of December 30, 1995, the Company had not paid any amounts under the Plan nor had it withheld any compensation from Plan participants for such purpose.

     Through the Cadence Design Systems, Inc. 1996 Deferred Compensation Venture Investment Trust (the "Trust"), which was created pursuant to the Plan, the Company initially intends to invest all of the Plan's assets in a limited partnership interest in Telos Venture Partners, L.P. (the "Partnership"). Investment in the Partnership shall be the sole investment option available to employees participating in the Plan. The Company also holds a limited partnership interest in the Partnership, which commenced business on February 1, 1996. The Partnership's purpose is to make venture capital investments in start-up and growth oriented businesses, with some emphasis on businesses in the semiconductor and software industries. The Partnership is independently managed by Telos Management, LLC ("LLC"), although the Company does hold, on an interim basis, a 1% ownership interest in the LLC. The trustee of the Trust is permitted to borrow money under certain circumstances and the Company may from time to time make loans to the Trust on a short-term basis.

                       STOCK OPTION GRANTS AND EXERCISES

     The Company grants options to its executive officers under its 1987 Stock Option Plan (the "1987 Plan"). As of December 30, 1995, options to purchase a total of 7,600,636 shares were outstanding under the 1987 Plan and options to purchase 2,668,593 shares remained available for grant thereunder.

     There were no grants to the Named Executive Officers during the fiscal year ended December 30, 1995.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR, AND FISCAL YEAR-END OPTION
                                     VALUES

                                                                   NUMBER OF
                                                                  SECURITIES
                                                                  UNDERLYING        VALUE OF UNEXERCISED
                                    SHARES                    UNEXERCISED OPTIONS   IN-THE-MONEY OPTIONS
                                   ACQUIRED         VALUE         AT 12/30/95           AT 12/30/95
                                  ON EXERCISE     REALIZED       EXERCISABLE/           EXERCISABLE/
              NAME                    (#)          ($)(1)        UNEXERCISABLE        UNEXERCISABLE(2)
- --------------------------------  -----------     ---------   -------------------   --------------------
Joseph B. Costello..............         --              --     1,215,100/247,401   42,976,436/8,593,119
H. Raymond Bingham..............     25,000         738,020       265,625/159,375    9,269,197/5,561,518
M. Robert Leach.................         --              --       187,500/112,500    6,324,225/3,794,535
John Olsen......................         --              --       103,906/158,594    3,318,498/5,065,096
James E. Solomon................    173,056       3,491,530        66,474/ 30,470    2,296,901/1,054,878

- ---------------
(1) Value realized is based upon the fair market value of the Company's Common Stock on the date of exercise less the exercise price and does not necessarily indicate that the optionee sold such stock.
(2) The fair market value of the Company's Common Stock at December 30, 1995 ($41.4375) less the exercise price of the options.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                          ON EXECUTIVE COMPENSATION(1)

     The Compensation Committee Report on Executive Compensation shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The Compensation Committee (the "Committee") of the Board of Directors is composed of two non-employee directors. The members of the Committee are Mr. Lucas and Dr. Shoven. Although Mr. Costello attends meetings of the Committee, he does not participate in deliberations that relate to his own compensation.

COMPENSATION COMMITTEE POLICY

     The Committee typically establishes base salary levels and target bonuses for the Chief Executive Officer ("CEO") and other executive officers of the Company at or about the beginning of each fiscal year. The Committee acts on behalf of the Board of Directors to establish the general compensation policy of the Company for all executive officers of the Company. The Committee administers the equity incentive plans, including the 1987 Plan and the Bonus Plan for Executive Officers (the "Bonus Plan"). The Committee believes that the compensation of the CEO and the Company's other executive officers should be greatly influenced by the Company's performance. Consistent with this philosophy, a designated portion of the compensation of each executive is contingent upon corporate performance and adjusted where appropriate, based on an executive's performance against personal performance objectives. Long-term equity incentives for executive officers are provided through the granting of stock options under the 1987 Plan. Stock options generally have value for the executive only if the price of the Company's stock increases above the fair market value on the grant date and the executive remains in the Company's employ for the period required for the shares to vest. During the formal Committee meetings in 1995, all discussions regarding compensation of the CEO were held without his attendance. Similarly, none of the other executive officers of the Company were present during discussions regarding their compensation.

     The base salaries, incentive compensation and stock option grants of the executive officers are determined in part by the Committee in reliance on the Radford Survey (the "Survey") of the prevailing competitive salaries in the technology sector for similar positions and by evaluating those salary standards against the achievement by the Company of its corporate goals. The compensation of the Company's executive officers was compared to equivalent data in the Survey and competitive market compensation levels to determine base salary, target bonuses and target total cash compensation. Practices of such companies with respect to stock option grants were also reviewed and compared. In preparing the performance graph for its 1996 Proxy Statement, the Company used the Standard & Poor's High Technology Composite Index (the "S&P High Technology Index") as its published line of business index.

     The Survey companies selected were intended to match the Company closely in terms of such things as product or industry, geography and revenue levels. A significant percentage of the companies in the Survey base, for instance, had average sales that closely approximate the Company's revenue level. A portion of the companies in the S&P High Technology Index were included in the Survey. The balance of the S&P High Technology Index companies, however, were too large or of a different business profile, and would have incorrectly increased the market compensation comparisons used to adjust executive officer salaries. The additional companies in the Survey base were felt to be relevant by the Company's independent compensation consultants because they compete for executive talent with the Company notwithstanding the fact that they are not included in the S&P High Technology Index.

- ---------------
(1) This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

1995 EXECUTIVE COMPENSATION

     Base Compensation. The foregoing information along with the CEO's recommendation of base salary and target bonus for 1995 for each executive officer, other than the CEO, was presented to the Committee in January 1995. The Company sets its salaries for executive officers, including the CEO, at about the seventy-fifth percentile of the range of salaries paid by the companies referred to above. This is consistent with the corporate wide policy of setting salary levels for all other employee classifications between the fiftieth and the seventy-fifth percentile. The Committee reviewed the recommendation by the CEO and the performance and market data outlined above and established a base salary level to be effective January 1, 1995 for each executive officer and the CEO (see specific report on CEO compensation below).

     Incentive Compensation. The Bonus Plan is established by the Board of Directors at the start of each year. As more fully discussed below, the Committee reviewed and approved the 1995 Company performance targets to be used for purposes of bonus determination, which targets are included in the Company's 1995 operating plan as approved by the full Board of Directors. The Committee in its discretion assigns a target bonus to each executive officer (expressed as a percentage of the executive officer's base salary), approves Company performance objectives to be used for bonus determination, approves the overall structure and mechanics of the Bonus Plan, and after the end of the year, in its discretion assigns an individual performance factor for the CEO and approves individual performance factors for other executive officers. As a general rule, provided that such threshold Company performance levels are achieved, the target bonus pool (the sum of participants' target bonuses) and individual target bonuses are adjusted on the basis of the percentage relationship of actual to targeted earnings per share ("EPS"). In addition, in the Committee's discretion, each executive officer's target bonus is further adjusted to take account of individual performance. The total of individual bonuses is controlled by the overall bonus pool, as adjusted by the EPS performance factor and individual performance. In February 1996, the Committee determined bonus awards for 1995 for executive officers covered by the Bonus Plan, including the CEO. Bonuses were determined with reference to the EPS targets and individual performance. The Committee determined that bonuses should be paid to executive officers for all of the annual target bonus, adjusted for performance, established in January 1995. The executive officers also participated in a company-wide performance bonus program based on EPS results, for the first quarter of 1995 only. This plan was terminated effective April 1, 1995. Effective April 1, 1995, the executive officers participated in a 401(k) contribution plan which was newly established for all U.S. employees, whereby a contribution to their Cadence 401(k) account was made based on the profits of the Company. Under Federal law the maximum salary that can be considered for this plan is $150,000 per year. Like other senior management, they can elect to participate in the Company's non-qualified deferred compensation plan.

     Stock Options. Stock options typically have been granted to executive officers when the executive first joins the Company, in connection with a significant change in responsibilities and, occasionally, to achieve equity within a peer group. The Committee may grant additional stock options to executives to continue to retain such executives and provide incentives. The number of shares subject to each stock option granted is based on anticipated future contribution and ability to impact corporate and/or business unit results, past performance or consistency within the executive's peer group. The Survey data was also used for general comparison purposes in determining stock option grants to executive officers. The stock options generally become exercisable over a four-year period and are granted at a price that is equal to the fair market value of the Company's Common Stock on the date of grant. In 1995, stock options were granted, at the Committee's discretion, to three executive officers who were not Named Officers as incentives for them to become employees and align their interests with those of the stockholders.

1995 CEO COMPENSATION

     Compensation for the CEO is determined through a process similar to that discussed above for executive officers in general.

     In January 1995, the Committee established a base salary for Mr. Costello which equaled his 1994 base salary. The Committee also established a target bonus for Mr. Costello under the 1995 Bonus Plan. The 1995 base salary level and target bonus were based, at the Committee's discretion, upon a number of factors, including a) the Company's EPS objectives for 1995, b) individual performance objectives established by the Committee for Mr. Costello for 1995, and c) the market compensation data discussed above.

     Following the process discussed above for other executive officers of the Company, the Committee in February 1996 determined Mr. Costello's bonus for 1995 under the Bonus Plan. The Committee concluded that due to the Company's outstanding performance in 1995, Mr. Costello should receive all of the annual bonus target established for him in January 1995, adjusted for the Company's EPS as described above.

     Compliance with Section 162(m) of the Internal Revenue Code of 1986. The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Code, which limits deductions for certain executive compensation in excess of $1 million. Certain types of compensation are deductible only if performance criteria are specified in detail and payments are contingent on stockholder approval of the compensation arrangement. The Company believes that it is in the best interests of its stockholders to structure compensation arrangements to achieve deductibility under Section 162(m), except where the benefit of such deductibility is outweighed by the need for flexibility or the attainment of other corporate objectives. Due to the Company's excellent performance in 1995, the Company paid Mr. Costello nondeductible compensation of approximately $358,600. The Company believes that this nondeductible compensation is justified in light of the Company's 1995 performance. With respect to 1996, the Committee will continue to monitor issues concerning the deductibility of executive compensation and will take appropriate action if and when it is warranted. To this end, the Company's 1987 Stock Option Plan meets the transition rule requirements of Section 162(m). As such, all awards under the 1987 Stock Option Plan will be deductible under Section 162(m). With respect to compensation other than stock options, since corporate objectives may not always be consistent with the requirements for full deductibility, the Committee is prepared, if it deems appropriate, to enter into compensation arrangements under which payments may not be deductible under Section 162(m); thus, deductibility will not be the sole factor used by the Committee in ascertaining appropriate levels or modes of compensation. However, this year the Compensation Committee has decided to submit the annual cash bonus plan for the Company's Chief Executive Officer to the stockholders so that the Company's income tax deduction for any amounts paid to the CEO under that plan would not be disallowed under Section 162(m).

                                          Compensation Committee

                                          John Shoven, Chairman
                                          Donald L. Lucas

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Costello, the Chief Executive Officer and a member of the Board of Directors of the Company, was a member of the board of directors of Oracle Corporation from April 1990 until his resignation in May 1995. Mr. Lucas, Chairman of the Board of Directors and a member of the Compensation Committee, has also been a member of the board of directors of Oracle Corporation since March 1980. The members of the Compensation Committee are currently Mr. Donald
L. Lucas and Dr. John B. Shoven, who is Chairman of the Compensation Committee.

PERFORMANCE MEASUREMENT COMPARISON(1)

     The following graph shows the total stockholder return of an investment of $100 in cash on December 31, 1990 for (i) the Company's Common Stock, (ii) the Standard & Poor's 500 Composite Index (the "S&P 500") and (iii) the S&P High Technology Index (the "S&P HTC"). All values assume reinvestment of the full amount of all dividends and are calculated as of December 31 of each year:

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
            AMONG CADENCE DESIGN SYSTEMS, INC., THE S & P 500 INDEX
                    AND THE S & P HIGH TECH COMPOSITE INDEX

                                  Cadence De-
      Measurement Period         sign Systems,                   S&P High Tech
    (Fiscal Year Covered)            Inc.           S&P 500        Composite
12/90                                      100             100             100
12/91                                      105             130             114
12/92                                       90             140             119
12/93                                       49             155             148
12/94                                       86             157             170
12/95                                      264             215             245

  * $100 INVESTED ON DECEMBER 31, 1990 IN STOCK OR INDEX--INCLUDING REIVESTMENT OF DIVIDENDS, FISCAL YEAR ENDING DECEMBER 31.

- ---------------
(1) This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                              CERTAIN TRANSACTIONS

     From January 1, 1995 to the present, there have been no transactions involving in excess of $60,000, between the Company and any current executive officer, director, 5% beneficial owner of the Common Stock or member of the immediate family of any of the foregoing persons, in which one of the foregoing individuals or entities had a material interest, except for the transactions identified in this section and certain transactions identified in "Executive Compensation" and "Director Compensation" above.

     On February 9, 1995, the Board of Directors of the Company approved a transaction without the participation of Chairman Lucas and member Johnston, which resulted in additional forms of compensation to both Mr. Lucas and Mr. Johnston. Pursuant to contract, the Company transferred its rights in a product referred to as BONeS(R) (Block Oriented Network Simulator) along with related assets and personnel to a new company in exchange for a 42.5% interest in the new company. Third party investors contributed approximately $4 million for a 32.5% interest in the new company. The new company's purpose was to further develop and market BONeS(R) to the broader commercial market, leaving the electronic design automation market for the Company (through its Alta division) for an initial restricted period.

     Mr. Lucas has an interest in two of the third party investors. He is chairman of the Richard M. Lucas Cancer Foundation (the "Foundation") which invested $530,493 in the new company's Series B Preferred Stock. The Foundation is a private family foundation organized in support of cancer research from which Mr. Lucas derives no personal economic benefit. Mr. Lucas also has various direct and indirect non-controlling interests in Coral IV Limited Partnership, which invested $1,985,001 in the new company's Series B Preferred Stock. In the aggregate, these interests in Coral IV represent less than ten percent of the total equity in Coral IV.

     The Company provided various corporate services (e.g., accounting, collections, employee benefits administration) to the new company at cost through 1995.

     In January 1996, the Company repurchased all third party interests in the new company for a total of approximately $4.2 million, including Mr. Lucas's interest which totalled $2,636,531.

     All transactions from January 1, 1995 to the present between the Company and any current executive officer or director have been approved by a majority of the disinterested members of the Company's Board of Directors. Any future transactions with officers, directors or affiliates will be approved by a majority of the disinterested members of the Board of Directors and will be on terms that are no less favorable to the Company than could be obtained from unaffiliated third parties and that may reasonably be expected to benefit the Company.

     The Company's policy is to enter into agreements with each of its directors and executive officers providing for the indemnification of such persons to the fullest extent permitted by law for any liability they may incur by reason of their service as officers and/or directors to the Company.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          H. Raymond Bingham
                                          Secretary

April 5, 1996

     A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 30, 1995 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: CORPORATE SECRETARY, CADENCE DESIGN SYSTEMS, INC., 2655 SEELY AVENUE, SAN JOSE, CALIFORNIA 95134.

                          CADENCE DESIGN SYSTEMS, INC.

                       CHIEF EXECUTIVE OFFICER BONUS PLAN

                        EFFECTIVE AS OF JANUARY 1, 1996

     The purpose of the Chief Executive Officer Bonus Plan (the "Plan") is to motivate and reward that individual who is serving as the Company's Chief Executive Officer ("CEO") to improve the Company's profitability and achieve the established corporate goals of the Company. The Plan provides for a cash payment after the end of the Company's fiscal year ending December 31, 1996 and after the end of each subsequent fiscal year. The Company's financial performance for a given fiscal year will be based on the audited financial statements prepared by the Company's outside accounting firm. Amounts paid under the Plan are intended to be "performance-based compensation" within the meaning of section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Plan shall be interpreted in accordance with that intent.

     The target bonus amount for the CEO will be established by the Compensation Committee of the Board of Directors for a given fiscal year within the first ninety (90) days of that fiscal year. The target bonus amount shall be expressed as a percentage of the CEO's base salary for that fiscal year, which base salary shall also be established by the Compensation Committee of the Board of Directors within the first ninety (90) days of that fiscal year.

     The CEO's actual bonus for a given fiscal year shall be determined by the Company's achievement of the Earnings Per Share ("EPS") target established by the Compensation Committee of the Board of Directors for a given fiscal year within the first ninety (90) days of that fiscal year. For purposes of the Plan, "Earnings Per Share" shall be determined by applying generally accepted accounting principles ("GAAP") and excluding the impact of any significant unusual or non-recurring items. If the Earnings Per Share target is equalled by the Company's performance, then the CEO's actual bonus shall be equal to the target bonus amount for such year. If the Company's performance exceeds the Earnings Per Share target, then the CEO's actual bonus shall be greater than the target bonus amount for such year. If the Company's performance fails to reach the Earnings Per Share target, then the CEO's actual bonus shall be less than the target bonus amount for such year, and in some cases it is possible that no bonus may be paid. The schedule setting forth the relationship between the Company's financial performance for a given fiscal year expressed in terms of Earnings Per Share and the CEO's actual bonus shall be established by the Compensation Committee of the Board of Directors for a given fiscal year within the first ninety (90) days of that fiscal year.

     In the event that the Company's actual Earnings Per Share for a fiscal year falls between two of the numbers for Earnings Per Share selected by the Compensation Committee of the Board of Directors on the schedule ("EPS Numbers"), then the percentage of the CEO's target bonus amount which will be paid as the CEO's actual bonus (the "amount percentage") shall be determined by the sum of the following two percentages: (1) the "amount percentage" matched with the lower of the two EPS Numbers on the schedule plus (2) the product (rounded to the next higher full percentage point) of the number of percentage points between the "amount percentages" for the two EPS Numbers, multiplied by a fraction, the numerator of which is the difference between the Company's actual Earnings Per Share and the lower EPS Number and the denominator of which is the number of cents between the two EPS Numbers.

     In no event may the CEO's actual bonus for a given fiscal year exceed $2,000,000.

     The CEO's actual bonus for a given fiscal year shall be reduced by the amount which the CEO receives with respect to the same fiscal year under the terms of the Company's Senior Executive Bonus Plan for that fiscal year.

     The amount of the CEO's actual bonus for a given fiscal year shall be certified in writing by the Compensation Committee of the Board of Directors prior to payment.

     Any individual who serves as the Company's Chief Executive Officer for a given fiscal year shall automatically be eligible to participate in the Plan. If an individual becomes Chief Executive Officer during a fiscal year, that individual's target bonus amount, base salary, EPS target, and schedule of adjustments to the target bonus amount based upon actual EPS results, shall be established by the Compensation Committee before the first 25% of the remainder of that fiscal year has elapsed. These determinations of the Compensation Committee shall be applied to the period of time remaining in the fiscal year after the individual became Chief Executive Officer, or such shorter period of time within the fiscal year determined by the Compensation Committee. In order to receive a bonus payment under the Plan for a given fiscal year, the individual must be employed by the Company on the date that bonus checks are distributed for that fiscal year, or have terminated employment prior to that time on account of death or disability.

The Compensation Committee of the Board of Directors may terminate the Plan at any time, for any or no reason, and may also amend the Plan in order to reduce the amount of the CEO's bonus payment at any time, for any or no reason. The Compensation Committee of the Board of Directors shall be responsible for all matters of interpretation of the terms of the Plan, including the authority to make decisions regarding matters not expressly addressed in the Plan, and the decision of the Compensation Committee shall be final and binding on all persons having an interest in the Plan.

                          CADENCE DESIGN SYSTEMS, INC.

                        1995 DIRECTORS STOCK OPTION PLAN

                           ADOPTED ON OCTOBER 3, 1995

                    AMENDED AND RESTATED ON FEBRUARY 9, 1996

          SUBJECT TO APPROVAL BY STOCKHOLDERS AS AMENDED AND RESTATED

1.  PURPOSE.

     (a) The purpose of the 1995 Directors Stock Option Plan (the "Plan") is to provide a means by which each director of Cadence Design Systems, Inc., a Delaware corporation (the "Company"), who is not otherwise at the time of grant an employee of the Company or of any Affiliate of the Company (each such person being hereafter referred to as a "Non-Employee Director") will be given an opportunity to purchase stock of the Company through the grant of options.

     (b) The word "Affiliate" as used in the Plan means any corporation or other entity which is controlled by the Company, which controls the Company, or which is under common control with the Company.

     (c) The Company, by means of the Plan, seeks to retain the services of persons now serving as Non-Employee Directors of the Company, to secure and retain the services of persons capable of serving in such capacity, and to provide incentives for such persons to exert maximum efforts for the success of the Company.

     (d) No option granted under the Plan is intended to be an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

2.  ADMINISTRATION.

     (a) The Plan shall be administered by the Board of Directors of the Company (the "Board") unless and until the Board delegates administration to a committee, as provided in section 2(c).

     (b) The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan, to construe and interpret the Plan and options granted under the Plan, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any option, in a manner and to the extent it shall deem necessary or desirable to make the Plan fully effective. All decisions of the Board on such matters shall be final, binding and conclusive on all persons having an interest in such decision.

     (c) The Board may delegate administration of the Plan to a committee composed of not fewer than two (2) members of the Board (the "Committee"). If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

3.  SHARES SUBJECT TO THE PLAN.

     (a) Subject to the provisions of section 10 relating to adjustments upon changes in stock, the stock that may be sold pursuant to options granted under the Plan shall not exceed in the aggregate four hundred fifty thousand (450,000) shares of the Company's $.01 par value common stock (the "Common Stock"). If any option granted under the Plan shall for any reason expire or otherwise terminate without having been exercised in full, the stock not purchased under such option shall again become available for issuance under the Plan.

     (b) The stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

4.  ELIGIBILITY.

     Options shall be granted only to Non-Employee Directors of the Company.

5.  NON-DISCRETIONARY GRANTS.

     (a) Each person who first becomes a Non-Employee Director after October 3, 1995 shall automatically be granted an option to purchase shares of the Common Stock on the terms and conditions set forth herein. The number of shares of the Common Stock which shall be subject to an option granted pursuant to this section 5(a) shall be equal to 2500 multiplied by the number of calendar quarters occurring between the date on which such person begins serving as a director of the Company and the first July 1 occurring after the date such person becomes a director of the Company. If a person becomes a Non-Employee Director during a calendar quarter, he or she shall be treated as serving as a director of the Company for the entire such calendar quarter only if he or she becomes a Non-Employee Director during the first half of such calendar quarter.

     (b) On July 1 of each year, commencing with July 1, 1996, each person who on that date is then a Non-Employee Director shall automatically be granted an option to purchase ten thousand (10,000) shares of Common Stock on the terms and conditions set forth herein. If the Non-Employee Director is an "Active Board Member" on that date but is not then serving as the Chairman of the Board, then such director shall automatically be granted an option to purchase an additional five thousand (5,000) shares of Common Stock on the terms and conditions set forth herein. If the Non-Employee Director is serving as the Chairman of the Board on that date, then such director shall automatically be granted an option to purchase an additional ten thousand (10,000) shares of Common Stock on the terms and conditions set forth herein. An "Active Board Member" shall be defined as a Non-Employee Director who is the chairman of one committee of the Board and is serving as a member of at least one additional committee of the Board.

     (c) Each Non-Employee Director who on October 3, 1995 is serving as a member of the Venture Committee of the Board shall automatically receive on that date an option to purchase fifteen thousand (15,000) shares of Common Stock on the terms and conditions set forth herein. The Non-Employee Director who on October 3, 1995 is serving as the chairman of the Venture Committee of the Board shall automatically receive on that date an option to purchase an additional fifteen thousand (15,000) shares of Common Stock on the terms and conditions set forth herein. In addition, each Non-Employee Director who is selected for the first time to serve on the Venture Committee after October 3, 1995 automatically shall, upon the date of his or her initial selection to serve on the Venture Committee, be granted an option to purchase fifteen thousand (15,000) shares of Common Stock on the terms and conditions set forth herein. Each Non-Employee Director who is selected for the first time to serve as the chairman of the Venture Committee after October 3, 1995 automatically shall, upon the date of his or her initial selection to serve as the chairman of the Venture Committee, be granted an option to purchase an additional fifteen thousand (15,000) shares of Common Stock on the terms and conditions set forth herein.

     (d) On January 30 of each year, commencing with January 30, 1996, each Non-Employee Director who on that date is then serving as the Chairman of the Board and has completed five (5) years of service as the Chairman of the Board shall automatically receive an option to purchase forty-five thousand (45,000) shares of Common Stock on the terms and conditions set forth herein; provided, however, that no such Non-Employee Director shall receive more than one such grant under this paragraph 5(d).

     (e) If an option would otherwise automatically be granted on or after October 3, 1995 to a Non-Employee Director under the terms of the Company's 1993 Directors Option Plan (the "1993 Directors Plan"), but cannot be granted in full because there are insufficient shares of Common Stock remaining in the share reserve for the 1993 Directors Plan which neither have been issued nor are then subject to the term of an outstanding option previously granted under the 1993 Directors Plan, then an option shall automatically be granted on the same date to such Non-Employee Director on the terms and conditions set forth herein. The number of shares of Common Stock which shall be subject to such an option shall be that number of shares which would otherwise have been subject to the option granted under the 1993 Directors Plan on the same date, but as to which such an option may not be granted under the 1993 Directors Plan to such Non-Employee

Director solely because of the lack of sufficient uncommitted shares in the share reserve of the 1993 Directors Plan as described above.

6.  OPTION PROVISIONS.

     Each option shall be subject to the following terms and conditions:

     (a) The term of each option commences on the date it is granted and, unless sooner terminated as set forth herein, expires on the date ten (10) years from the date of grant (the "Expiration Date"). In any and all circumstances, an option may be exercised only as to no more than that number of shares as to which it is exercisable at the time in question under the provisions of section 6(e).

     (b) The exercise price of each option shall be one hundred percent (100%) of the fair market value of the stock subject to such option on the date such option is granted. The "fair market value" of the Common Stock shall be the mean average of the closing price of the Company's common stock for each of the last twenty trading days prior to the date of the grant of the option on the national securities exchange, national market system or other trading market on which the Company's common stock has the highest average trading volume.

     (c) The optionee may elect to make payment of the exercise price under one of the following alternatives:

          (i) Payment of the exercise price per share in cash (by check) at the time of exercise; or

          (ii) Provided that at the time of the exercise the Common Stock is publicly traded and quoted regularly in the Wall Street Journal, payment by delivery of shares of Common Stock already owned by the optionee, held for the period required to avoid a charge to the Company's reported earnings, and owned free and clear of any liens, claims, encumbrances or security interest, which common stock shall be valued at its fair market value on the last day on which the Common Stock was actively traded preceding the date of exercise;

          (iii) Payment by the delivery of the optionee's full recourse promissory note on such terms as may be determined by the Board which are not inconsistent with the terms of the Plan; or

          (iv) Payment by a combination of the methods of payment specified in subsections 6(c)(i) through 6(c)(iii) above.

     For purposes of section 6(c)(ii), the "fair market value" of Common Stock shall be the closing price of such stock on the last trading day preceding the date of delivery of such Common Stock to the Company on the national securities exchange, national market system or other trading market on which the Common Stock has the highest average trading volume. If the optionee uses a promissory note as partial payment of the exercise price pursuant to section 6(c)(iii), then such principal amount of such note may not exceed the maximum amount permitted by law (including but not limited to the limitation under the Delaware General Corporation Law that the par value of shares of stock may not be paid with a promissory note) and interest shall be compounded at least annually and shall be charged at no less than the minimum rate of interest necessary to avoid the treatment as interest, under any applicable provisions of the Code, of any amounts other than amounts stated to be interest under the terms of such promissory note.

     Notwithstanding the foregoing, this option may be exercised pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board which results in the receipt of cash (or check) by the Company either prior to the issuance of shares of the Company's common stock or pursuant to the terms of irrevocable instructions issued by the optionee prior to the issuance of shares of the Company's common stock.

     (d) An option shall not be transferable except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order satisfying the requirements of Rule 16b-3 and the rules thereunder ("QDRO"), and shall be exercisable during the lifetime of the person to whom the option is granted only by such person, by his guardian or legal representative, or by any transferee pursuant to a QDRO.

The person to whom the Option is granted may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the optionee, shall thereafter be entitled to exercise the option.

     (e) (i) An option granted pursuant to section 5(a) or 5(b) shall vest and become exercisable in full on the first June 30 following the grant of such option; provided, however, the optionee has continuously served in the same capacity which entitled him or her to the grant of such option from the date of grant until and including the next following June 30.

        (ii) An option granted pursuant to section 5(c), 5(d) or 5(e) shall become exercisable in installments over a period of three years from the date of grant at the rate of one-third (1/3rd) of the total number of shares subject to such option upon the first anniversary of the date of grant and subsequently at the rate of one thirty-sixth (1/36th) of the total number of shares subject to the option a month, in twenty-four (24) equal monthly installments; provided, however, that the optionee has, during the entire period from the grant date to such vesting date, continuously served in the same capacity which entitled him or her to the grant of such option, whereupon such option shall become fully exercisable in accordance with its terms with respect to that portion of the shares represented by that installment.

     (f) The Company may require any optionee, or any person to whom an option is transferred under section 6(d), as a condition of exercising any such option:
(i) to give written assurances satisfactory to the Company as to the optionee's knowledge and experience in financial and business matters; and (ii) to give written assurances satisfactory to the Company stating that such person is acquiring the stock subject to the option for such person's own account and not with any present intention of selling or otherwise distributing the stock. These requirements, and any assurances given pursuant to such requirements, shall be inoperative if (i) the issuance of the shares upon the exercise of the option has been registered under a then-currently effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), or (ii), as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may require any optionee to provide such other representations, written assurances or information which the Company shall determine is necessary, desirable or appropriate to comply with applicable securities laws as a condition of granting an option to the optionee or permitting the optionee to exercise the option. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the stock.

     (g) Notwithstanding anything to the contrary contained herein, an option may not be exercised unless the shares issuable upon exercise of such option are then registered under the Securities Act or, if such shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act.

7.  COVENANTS OF THE COMPANY.

     (a) During the terms of the options granted under the Plan, the Company shall keep available at all times the number of shares of the Common Stock required to satisfy such options.

     (b) The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares of Common Stock upon exercise of the options granted under the Plan; provided, however, that this undertaking shall not require the Company to register under the Securities Act either the Plan, any option granted under the Plan, or any stock issued or issuable pursuant to any such option. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell stock upon exercise of such options.

8.  USE OF PROCEEDS FROM STOCK.

     Proceeds from the sale of Common Stock pursuant to options granted under the Plan shall constitute general funds of the Company.

9.  MISCELLANEOUS.

     (a) Neither an optionee nor any person to whom an option is transferred under section 6(d) shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to such option unless and until such person has satisfied all requirements for exercise of the option pursuant to its terms.

     (b) Throughout the term of any option granted pursuant to the Plan, the Company shall make available to the holder of such option, not later than one hundred twenty (120) days after the close of each of the Company's fiscal years during the option term, upon request, such financial and other information regarding the Company as comprises the annual report to the stockholders of the Company provided for in the Bylaws of the Company and such other information regarding the Company as the holder of such option may request under applicable law.

     (c) Nothing in the Plan or in any instrument executed pursuant thereto shall confer upon any Non-Employee Director any right to continue in the service of the Company or any Affiliate in any capacity or shall affect any right of the Company, its Board or stockholders or any Affiliate to remove any Non-Employee Director pursuant to the Company's Bylaws and the provisions of the Delaware General Corporation Law (or the laws of the Company's state of incorporation should that change in the future).

     (d) No Non-Employee Director, individually or as a member of a group, and no beneficiary or other person claiming under or through him, shall have any right, title or interest in or to any option reserved for the purposes of the Plan except as to such shares of common stock, if any, as shall have been reserved for him pursuant to an option granted to him.

     (e) In connection with each option made pursuant to the Plan, it shall be a condition precedent to the Company's obligation to issue or transfer shares to a Non-Employee Director, or to evidence the removal of any restrictions on transfer, that such Non-Employee Director make arrangements satisfactory to the Company to insure that the amount of any federal or other withholding tax required to be withheld with respect to such sale or transfer, or such removal or lapse, is made available to the Company for timely payment of such tax.

     (f) The size of the Plan's share reserve set forth in section 3, the size of individual option grants described in section 5, and all other references in the Plan to specific numbers of shares of the Common Stock reflect and have taken into account the Company's three-for-two (3:2) stock dividend effective as of October 31, 1995, including all options granted under the Plan prior to October 31, 1995.

10.  ADJUSTMENTS UPON CHANGES IN STOCK.

     (a) If any change is made in the Common Stock subject to the Plan, or subject to any option granted under the Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan and outstanding options will be appropriately adjusted in the class(es) and maximum number of shares subject to the Plan and the class(es) and number of shares and exercise price per share of stock subject to outstanding options. Such adjustments shall be made by the Board, the determination of which shall be final, binding, and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a "transaction not involving the receipt of consideration by the Company.") No adjustment shall result in the creation of a fractional share of stock or in an exercise price per share of stock expressed in units of less than one cent ($.01).

     (b) In the event of: (1) a dissolution, liquidation, or sale of all or substantially all of the assets of the Company; (2) a merger or consolidation in which the Company is not the surviving corporation; (3) a reverse merger in which the Company is the surviving corporation but the shares of the Company's common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or (4) the acquisition by any person, entity or groups within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any comparable successor provisions (excluding any employee benefit plan, or related trust, approved or maintained by the Company or any Affiliate of the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors, then to the extent not prohibited by applicable law, the time during which options outstanding under the Plan may be exercised shall be accelerated prior to such event and the options terminated if not exercised after such acceleration and at or prior to such event.

11.  AMENDMENT OF THE PLAN.

     (a) The Board at any time, and from time to time, may amend the Plan and/or some or all outstanding options granted under the Plan, provided, however, that the Board shall not amend the Plan more than once every six (6) months, with respect to the provisions of the Plan which relate to the amount, price and timing of grants, other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or the rules thereunder. Except as provided in section 10 relating to adjustments upon changes in stock, no amendment shall be effective unless approved by the stockholders of the Company within twelve (12) months before or after the adoption of the amendment, where the amendment would:

          (i) Increase the number of shares which may be issued under the Plan;

          (ii) Modify the requirements as to eligibility for participation in the Plan (to the extent such modification requires stockholder approval in order for the Plan to comply with the requirements of Rule 16b-3); or

          (iii) Modify the Plan in any other way if such modification requires stockholder approval in order for the Plan to comply with the requirements of Rule 16b-3.

     (b) Rights and obligations under any option granted before any amendment of the Plan shall not be impaired by such amendment unless (i) the Company requests the consent of the person to whom the option was granted and (ii) such person consents in writing.

12.  TERMINATION OR SUSPENSION OF THE PLAN.

     (a) The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the date that all of the shares of the Company's Common Stock have been issued. No options may be granted under the Plan while the Plan is suspended or after it is terminated.

     (b) Rights and obligations under any option granted while the Plan is in effect shall not be altered or impaired by suspension or termination of the Plan, except with the consent of the person to whom the option was granted.

13.  EFFECTIVE DATE OF PLAN; CONDITIONS OF EXERCISE.

     (a) The Plan shall become effective upon adoption by the Board of Directors on October 3, 1995, subject to the condition subsequent that the Plan is approved by the stockholders of the Company.

     (b) No option granted under the Plan shall be exercised or exercisable unless and until the Plan has been approved by the Company's stockholders.

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